Exhibit 99.1
Encore Capital Group, Inc. Amends and Extends its Global Senior Facility

SAN DIEGO, August 11, 2021 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today announced that it had amended and restated its existing global senior secured revolving credit facility agreement to, among other things, reduce the LIBOR and EURIBOR floors from 0.75% to 0.00% and extend the termination date of the facility from September 2024 to September 2025.

“We have now successfully completed the amendment and extension of our global senior facility, demonstrating yet again that our unified funding structure provides us with one of the best balance sheets in the global credit management services industry,” said Jonathan Clark, Executive Vice President and Chief Financial Officer. “Our process to achieve a unified global funding structure began in 2020 and included the refinancing by Encore of a number of bonds originally issued by our European business, Cabot Credit Management. These refinancings culminated recently in June when we replaced the last of the legacy Cabot bonds with new Encore notes having a significantly reduced coupon, saving 325 basis points, which will reduce our interest expense. The amendment and extension we announced today represents another step in our process to continually improve the strength of our global balance sheet.”

About Encore Capital Group, Inc.
Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.

Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com. More information about the Company's Cabot Credit Management subsidiary can be found at http://www.cabotcm.com. Information found on the company’s or Cabot’s website is not incorporated by reference.

Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements represent Encore’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Encore’s common stock and risks relating to Encore’s business, including those described in periodic reports that Encore files from time to time with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release speak only as of the date of this press release, and Encore does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.
Contact Information
Bruce Thomas, Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

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